        THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*

                             BELMONT HOMES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                         (Title of Class Securities)

                                 080381-10-6
                      ---------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                              Page 1 of 4 pages

---------------------------                         ----------------------------
 CUSIP No. 080381-10-6                13G             Page 2 of 4 Pages
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Jerold Kennedy
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                               (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    883,012 (adjusted for 3 for 2 stock split)
   NUMBER OF   -----------------------------------------------------------------
    SHARES     6    SHARED VOTING POWER
  BENEFICIALLY
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING   7    SOLE DISPOSITIVE POWER
  PERSON WITH
                    883,012 (adjusted for 3 for 2 stock split)
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     883,012 (adjusted for 3 for 2 stock split)
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.3%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                    SEE INSTRUCTION BEFORE FILLING OUT!






                              Page 2 of 4 pages

Item 1(a)            Name of Issuer:  Belmont Homes, Inc.
Item 1(b).           Address of Issuer's Principal Executive Offices:  Highway 25 South, Industrial Park Drive
                                                                         Belmont, Mississippi 38827
Item 2(a).           Name of Person Filing:  Jerold Kennedy
Item 2(b).           Address of Principal Business Office or, if None, Residence:  Highway 25 South, Industrial Park Drive
                                                                                     Belmont, Mississippi 38827
Item 2(c).           Citizenship:  United States
Item 2(d).           Title of Class of Securities:  Common Stock
Item 2(e).           CUSIP Number:  080381-10-6

Item 3.              Not applicable

Item 4.              Ownership.
                     (a)   883,012
                     (b)   9.3%
                     (c)   (i)   883,012
                           (ii)  None
                           (iii) 833,012
                           (iv)  None

Item 5.              Ownership of Five Percent or Less of a Class.
                     Not applicable

Item 6.              Ownership of More than Five Percent on Behalf of Another Person.
                     Not applicable

Item 7.              Identification and Classification of the Subsidiary Which Acquired the Security Being
                     Reported on by the Parent Holding Company.
                     Not applicable

Item 8.              Identification and Classification of Members of the Group.
                     Not applicable

Item 9.              Notice of Dissolution of Group.
                     Not applicable

Item 10.             Certification.
                     Not applicable






                              Page 3 of 4 pages

                                  SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 13, 1997
                               -------------------------------------
                                              Date

                               /s/  Jerold Kennedy
                               -------------------------------------
                                              Signature

                               Jerold Kennedy
                               -------------------------------------
                                              Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)











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